UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):       August 23, 2007
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:       (419) 535-4500
Not applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Dana Corporation (Dana) and certain of its subsidiaries (collectively, the Debtors) are operating under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code). The Debtors’ Chapter 11 cases (collectively, the Bankruptcy Cases) are pending in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court), where they have been consolidated under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL).
     By order dated August 1, 2007 (the Order), the Bankruptcy Court approved and authorized the Debtors to enter into a series of related agreements, as previously reported. These agreements include an Investment Agreement, dated as of July 26, 2007, that provides, among other things, for an affiliate of Centerbridge Capital Partners, L.P. (Centerbridge) to purchase $250 million in Series A convertible preferred shares of reorganized Dana and for qualified creditors of the Debtors (including the holders of Dana’s unsecured notes) to have an opportunity to purchase $500 million in Series B convertible preferred shares of reorganized Dana on a pro rata basis.
     The Order also sets out “Alternative Proposal Procedures” to be followed by any qualified potential investor (as defined in the procedures) who is interested in exploring a proposal that would be an alternative to the Centerbridge investment. Pursuant to these procedures, Appaloosa Management, L.P. (Appaloosa) has delivered an indication of interest in exploring an alternative proposal to the Debtors and the Official Committee of Unsecured Creditors in the Bankruptcy Cases (the Creditors’ Committee). A copy of that correspondence is contained in an exhibit to a Schedule 13D/A that Appaloosa filed with the Securities and Exchange Commission on August 22, 2007. As contemplated by the procedures, Dana has invited Appaloosa to participate in the next phase of the process and to submit a firm and final offer. Under the procedures, any such final offer must be received by the Debtors and the Creditors’ Committee on or before September 21, 2007, and, if timely received, will be considered by Dana during the week of September 24, 2007.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dana Corporation
(Registrant)

Date: August 24, 2007	By:	/s/ Marc S. Levin
Marc S. Levin
Acting General Counsel and Acting Secretary

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